UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): November 6, 2008

OASIS ONLINE TECHNOLOGIES CORP

(Exact name of registrant as specified in its charter)

Minnesota	000-17064	41-1430130
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4710 E. Falcon Drive, Suite 213
Mesa, AZ 85215
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code: (480) 634-5840

________________________________________________________
(Former name or former address, if changed since last report.)

Copies to:
Gregory Sichenzia, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 1.01. Entry into a Material Definitive Agreement.

On November 5, 2008, Oasis Online Technologies (the "Company") entered into a Master License Agreement with TranSend International, Inc., a Nevada corporation ("TranSend"), pursuant to which the Company acquired a 5-year exclusive Master License for Transend's PocketServer™ software. The license gives the Company the right to distribute, grant sub-licenses, co-brand, re-brand, grant additional master licenses, use, sell, offer for sale, import, or otherwise distribute PocketServer™ anywhere in the world. The license also grants the Company the right to further sublicense PocketServer™ to any third party for further distribution of the Products, as that term is defined in the Master License Agreement.

The Company as consideration for the purchase of this Master License money advanced by the Company to TranSend International, Inc. as part of a Line of Credit Agreement in the amount of $63,038 (which includes accrued interest through November 4, 2008) which was applied as the payment for the grant of the license. In addition the Company shall pay TranSend a royalty of 10% of the net sales of new PocketServer™ software licenses, the Company will also pay a royalty of 10% of the net collections from previous TranSend customers.

More information about and a copy of the Master License Agreement will be attached as Exhibit 10.2 to the Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2008 to be filed by the Company with the SEC.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
99.1	Press Release, dated November 6, 2008, announcing the Company's acquisition of a Master License from TranSend International, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Oasis Online Technologies Corp

November 10, 2008	/s/ Erik J. Cooper
Erik J. Cooper Chief Executive Officer